Exhibit 10.1

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into on January 31, 2020 and is effective as of the 31st day of December 2019 by and between USA Technologies, Inc., a Pennsylvania corporation (the “Company”), and Antara Capital Master Fund LP, a Cayman Islands exempted limited partnership (the “Investor”).

Background

The Company and the Investor previously entered into a Registration Rights Agreement dated as of October 9, 2019 (the “RRA”). As more fully set forth herein, the parties desire to amend the RRA on the terms hereinafter set forth.

Agreement

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment.

(a)
In consideration of, and effective concurrently with the making by the Company of, the Payment (as defined below) to the Investor, the RRA shall be amended to delete Sections 2.01-2.07 thereof (the “Specified Provisions”).  From and after the date hereof, the Specified Provisions shall have no further force or effect whatsoever and shall be null and void, and neither the Company nor the Investor shall have any further rights, obligations or liabilities thereunder.

(b)
Except as expressly set forth in this Agreement, the terms and conditions of the RRA shall remain in full force and effect as originally written and amended by this Agreement.  Upon the effectiveness of this Agreement, each reference in the RRA to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of similar import shall mean and be a reference to the RRA as amended hereby, and each reference to the RRA in any other document, instrument or agreement shall mean and be a reference to the RRA as amended hereby.

2. Payment. On or before January 31, 2020, the Company shall deliver to an account designated by the Investor the sum of $1,223,410 (the “Payment”) in immediately available funds. The Payment represents the agreed upon amount of liquidated damages due or to become due to the Investor by the Company under Section 2.02 of the RRA. The Payment consists of the following: $260,300 of liquidated damages due under Section 2.02 of the RRA for each of the months of November 2019 and December 2019; and $234,270 of liquidated damages to become due under Section 2.02 of the RRA for each of the months of January 2020, February 2020 and March 2020. The Payment is in full and final resolution of any and all payments (including liquidated damages) due or to become due by the Company to the Investor in respect of the Specified Provisions, and no further sums, damages, or amounts are or will be owed or due or payable by the Company to the Investor under or pursuant to the Specified Provisions. The parties hereto acknowledge and agree that the amount of the Payment represents the parties’ reasonable estimate of actual damages applicable and that the Payment does not constitute a penalty.

3. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there have been no warranties, representations or promises, written or oral, made by any of the parties hereto except as expressly set forth herein. Notwithstanding the foregoing and for the avoidance of doubt, aside from the RRA (which is being amended as provided herein), all of the terms and conditions of all other agreements between or among the parties hereto or their respective affiliates (including, without limitation, (i) the Stock Purchase Agreement between the Company and the Investor dated as of October 9, 2019, (ii) the Non-Disclosure Agreement dated as of September 30, 2019, as amended by a First Amendment thereto dated as of November 12, 2019, and (iii) the Financing Agreement, dated October 31, 2019, by and among the Company, its subsidiaries, the Investor and Cortland Capital Market Services LLC and the related loan documents) shall, in each case,  remain in full force and effect in accordance with their terms.

4. Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as their respective heirs, personal representatives, successors and assigns.

5. Waiver, Modification, etc.  Any party to this Agreement may waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.  No amendment or modification of this Agreement shall be binding unless in writing executed by the party amending or waiving such term or condition of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

6. Governing Law.  This Agreement shall be construed in accordance with and shall be governed by the laws of the State of New York without regard to any conflicts of law rules which would require the application of the laws of any other jurisdiction.

7. Counterparts.  This Agreement may be signed in two or more counterparts which counterparts shall constitute a single, integrated agreement binding upon all the signatories to such counterparts. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8. Expenses.  Each party hereto shall pay its own expenses arising from this Agreement and the transactions contemplated hereby, including, without limitation, all legal and accounting fees and disbursements; provided, however, that nothing herein shall limit or otherwise modify any right of the parties to recover such expenses from the other in the event any party hereto breaches this Agreement.

9. No Assignment. The Investor represents and warrants to the Company that except as specifically provided herein, it has not sold, assigned, transferred, conveyed or otherwise disposed of any interest in or to the RRA or the Registrable Securities (as defined in the RRA), including any right to receive liquidated damages under Section 2.02 thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

USA TECHNOLOGIES, INC.

By:	/s/ Donald W. Layden, Jr.
Donald W. Layden, Jr.,
Interim Chief Executive Officer and Chairman

ANTARA CAPITAL MASTER FUND LP

By:	Antara Capital LP,
not in its individual corporate capacity,
but only as Investment Advisor and agent

By:	Antara Capital GP LLC,
its general partner

By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Member